CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 12 to the registration statement on Form N-1A (the "Registration Statement") of Evergreen Equity Trust of our report dated November 12, 1998, relating to the financial statements and financial highlights of Evergreen Fund, Evergreen Micro Cap Fund, Evergreen Aggressive Growth Fund and Evergreen Stock Selector Fund appearing in the September 30, 1998 Annual Report to Shareholders, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Independent Auditors" and "Financial Statements" in the Statement of Additional Information.




PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
January 27, 1999